SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported

February 26, 2004

BRESLER & REINER, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-8408	52-0903424
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11140 Rockville Pike

Suite 620

Rocville, MD 20852

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (301) 945-4300

(Former name or former address, if changed since last report)

Not Applicable

Item 2. Acquisition or Disposition of Assets

On February 26, 2004, Bresler & Reiner, Inc. (the “Company”), through a joint venture with two unaffiliated investors, acquired a 393,000 square foot executive center located in Ft. Washington, Pennsylvania from The California Teachers’ Retirement System.

The property, which consists of three commercial office buildings, was purchased for $52,664,000, excluding closing costs. The purchase was negotiated in an arms length transaction and was financed with the placement of a $33,300,000 mortgage loan on two of the buildings and the placement of a $15,700,000 mortgage loan on the third building. Both mortgage loans were obtained from Deutsche Banc Mortgage Capital, LLC and are secured by the three buildings. Interest on each of the mortgage loans is fixed at a rate of 5.6% and both loans amortize monthly on a 30 year schedule and mature in February 2014. The remainder of the purchase price was paid in cash out of capital from the joint venture.

The Company contributed $7,000,000 in cash in exchange for a 97% interest in the joint venture. Two unaffiliated investors contributed a combined total of $250,000 in cash in exchange for a 3% interest in the joint venture. The initial capital contributions were used to help fund the acquisition, establish lender reserves and provide operating working capital for the property.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial statements of business acquired:

(3)	Financial Statement specified by Rule 3-14 of Regulation S-X

It is impracticable at the time of the filing of this Current Report to provide the historical financial information for the acquired property required by Regulation S-X. Accordingly, Bresler & Reiner, Inc. will file the required historical financial statements under cover of an Amendment to this Current Report on Form 8-K as soon as practicable, but in any event, not later than 60 days after the date on which this Current Report must be filed with the Commission.

(b)	Pro Forma financial information:

It is impracticable at the time of the filing of this Current Report to provide the pro forma financial information for the acquired property required by Regulation S-X. Accordingly, Bresler & Reiner, Inc. will file the required pro forma financial statements under cover of an Amendment to this Current Report on Form 8-K as soon as practicable, but in any event, not later than 60 days after the date on which this Current Report must be filed with the Commission.

(c)	Exhibits:

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 10, 2004	BRESLER & REINER, INC.

	By:	/s/ SIDNEY M. BRESLER
Sidney M. Bresler Chief Executive Officer